Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Reported Retail Sales of 25,450 New Vehicles in June 2014,
Best June since 2007(1)
Second Quarter Reported Retail New Vehicle Unit Sales Were 81,394,
Best Second Quarter since 2006(1)

•	Reported retail new vehicle unit sales in June 2014 increased 1% versus June 2013

•	Reported retail new vehicle unit sales in second quarter 2014 increased 10% versus second quarter 2013

FORT LAUDERDALE, Fla., July 2, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers retail sales of 25,450 new vehicles in June 2014, an increase of 1% as compared to June 2013. On a same-store basis, reported retail new vehicle unit sales in June 2014 were 25,141, flat as compared to June 2013. June 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	7,589 for Domestic, down 7% versus June 2013,

•	12,168 for Import, down 2% versus June 2013, and

•	5,693 for Premium Luxury, up 25% versus June 2013.

Industry reporting for June 2014 includes three fewer calendar days than for June 2013, including one less weekend.

Reported retail new vehicle unit sales in the second quarter of 2014 were 81,394, an increase of 10% as compared to the second quarter of 2013. On a same-store basis, reported retail new vehicle unit sales in the second quarter of 2014 were 79,567, an increase of 7% as compared to the second quarter of 2013. Second quarter 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	24,738 for Domestic, up 3% versus second quarter of 2013,

•	40,438 for Import, up 11% versus second quarter of 2013, and

•	16,218 for Premium Luxury, up 20% versus second quarter of 2013.

AutoNation expects to report July 2014 retail new vehicle unit sales on Monday, August 4, 2014.

(1) As compared to prior total retail new vehicle unit sales recorded in accordance with GAAP on a continuing operations basis.
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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements. For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Reported retail sales also includes vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold as new or used vehicles under GAAP in subsequent periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 270 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.